Exhibit 99.2

Autobytel Inc. Conference Call Transcript

March 15, 2007

2:00 p.m. Pacific Time

Operator:	Good afternoon. My name is Sade and I will be your conference operator today. At this time I would like to welcome everyone to the Autobytel Fourth Quarter and Fiscal Year 2006 Earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

Thank you. Ms. Klein, you may begin your conference.

Jennifer Klein:	Thank you Sade and welcome to everyone on the line. Before we start the call today, I’d like to make some comments on forward-looking statements. Today’s conference call, including the question and answer period, projections or other forward-looking statements regarding future events and the future financial performance of the company, are all covered by the Safe Harbor Statements contained in our public filing.

We would like to caution you that actual events or results may differ materially from those forward-looking statements. We refer you to the documents the company has filed with the SEC including the Form 10K for the year ended December 31, 2006.

These documents identify the principle factors that could cause results to differ materially from those forward-looking statements. With that, I’d like to turn the call over to Autobytel’s CEO, Jim Riesenbach. Jim?

Jim Riesenbach:	Thanks Jennifer. Hello everyone and welcome to Autobytel’s Fourth Quarter and Year End 2006 Earnings call.

On today’s call I’ll give an overview of 2006. Then Mike Schmidt will review our Q4 2006 and full year financials. Then I’ll spend some time discussing our going forward plans, in particular some of the details around our exciting new consumer Web site, MyRide.com.

And finally, I’ll be introducing Monty Houdeshell who will be taking over the financial reins as our new CFO as of tomorrow. And of course we’ll allow time for questions and answers at the end. But now on to 2006.

When I joined Autobytel in March of 2006, it was clear that the company needed to be recalibrated in order to reestablish its position as a leader in the automotive Internet space.

Over 2006, my focus and the focus of our team has been to reset the strategy, define the core mission and put the leadership and operating team in place to get us there.

During my first nine months with the company, we made a number of important decisions in order to further focus the company on that core strategic direction and on our key priorities.

One of the first initiatives that I announced was our shift toward a media centric model stressing our Web site and consumer experience as a top priority and allowing Autobytel to tap into the dramatic growth in automotive online advertising spending from both dealers and manufacturers.

I believe there’s significant market opportunity to provide a unique high-value consumer experience utilizing the most up-to-date technology and providing our dealer and OEM customers with premier online marketing and advertising solutions.

This is at the heart of the strategy that has driven the MyRide.com initiative.

During 2006, we also did a better job of defining key success drivers for our business. First we focused on growing our core asset, our dealer network. We did that by emphasizing lead quality over volume as the critical factor in our dealer operations.

At first glance, this could seem like a counterintuitive approach. We actually reduced the number of leads that we were sending to our dealers. And that reduced lead revenue to the company.

This reduction in lead volume came from a strategic decision to significantly scale back our number of lead affiliates keeping only those who have consistently demonstrated an ability to deliver high quality leads.

This conscious decision to reduce volume almost immediately translated to improved quality — the key factor for dealers when they’re deciding between lead providers.

In fact, in an independent study conducted last summer by JD Power & Associates, Autobytel had the highest closing ratio of any of the major new car lead providers. As a result, there was continued growth in our dealer network in the fourth quarter of 2006.

In fact, for each of the three quarters since I’ve been CEO, we’ve grown our dealer network while also achieving a sequential increase in average revenue per purchase request. This transition occurred after seven consecutive quarters of decline. I believe this is a clear sign that our strategy is on the right track.

Now why is it so important to grow our dealer network? Well our network is one of our most important and central assets and represents a major element of Autobytel’s future growth potential.

With auto dealers moving more and more of their marketing spend to the Internet, Autobytel is well-positioned to gain greater share of wallet as we develop and launch a series of new Internet-based marketing products for the automotive market. So a strong satisfied and growing dealer base is key to our long term growth strategy.

I firmly believe that our decision in 2006 to improve lead quality and reduce volume to reinvigorate growth and satisfaction among our dealer base while causing negative short term financial impact will pay off in the long run.

Autobytel had some particularly important developments during the fourth quarter 2006. First, we settled the patent litigation against Dealix in a settlement that included payments to be made to us totaling $20 million.

In fact I’m pleased to note that just this week we received our first cash payment of $12 million from Dealix. We feel this has been a positive outcome and we believe that the settlement is further confirmation of the validity of our patent.

It is our opinion the patent has additional value and we expect to take steps in the future to protect our intellectual property rights. We’ll be further evaluating and finalizing our next steps in this regard over the coming months.

Secondly, we made progress in reducing costs and realigning the company’s focus. We’ve taken major steps to improve the company’s technology infrastructure — a move that has required upfront investment but that I believe will allow the business to scale and generate significant ROI in the future.

We have made progress in automating our financial systems, which we believe will bring improved efficiency and reduce our manual processes.

We recently announced the sale of our AIC division to Polk for $3 million.

We continue to explore strategic alternatives for our RPM business and have been pleased by the level of interest from potential strategic parties and acquirers.

In fact, we have retained an investment banker, B. Riley, to help us manage the process over the coming months.

While the process for RPM has taken a bit longer than we originally anticipated, we see the high initial interest as a positive indicator.

In February we participated in the National Automobile Dealers Association Convention in Las Vegas previewing our new Web site and other upcoming products and services to our base of dealer and manufacture clients.

We’re fortunate we made a big splash and we were able to foster relationships with our key clients while bringing the cost of participation down to less than half of prior years.

We also made a series of important announcements including the expected MyRide.com launch, our email manager program and our upcoming used vehicle program for dealers.

On the financial front, 2006 was a challenging year in many ways as we worked to reset the business. And although the year finished in line with previous guidance, I don’t take the operating losses lightly. Yet we’ve seen incremental sequential improvements in a number of areas.

In addition to our previously mentioned dealer network and ASP growth, I’m pleased that for the third quarter in a row we’re recording a sequential decrease on an absolute basis in our total cost even given the increased expenses related to investment in new strategic initiatives and our legal costs associated with our patent litigation and settlement.

As a result, we saw sequential improvement to net loss in the fourth quarter as compared to the third quarter of 2006. And we saw improvements in advertising in the fourth quarter both in revenue and CPM even though we have not yet launched our new Web site.

With that, Mike Schmidt, our current CFO will now review the financials for the year. After his comments I’ll continue with the discussion of the business going forward.

Mike?

Mike Schmidt:	Thank you, Jim. Before I review the financials, I would like to discuss the treatment of AIC expenses and revenues.

As you know, AIC was sold during the first quarter of 2007 and for purposes of our financial reporting, was treated as a discontinued operation.

As a result in our 10-K filing, AIC revenues and expenses are excluded from our reported operating revenues and expenses. And the net income or loss attributable to AIC is reported as a discontinued income or loss.

My remarks regarding the company’s financials during this call will be consistent with this treatment, and as a result, revenues and expenses discussed will exclude AIC.

Revenue for the fiscal year ended December 31, 2006 totaled $111 million — down $11 million from the fiscal year 2005.

Quarterly revenue for the fourth quarter 2006 was $26.8 million — a decrease of a $550,000 or 2% from the third quarter of 2006 and a year over year decline of 8%.

Our revenue mix for the fiscal year ended December 31, 2006 was 61% lead, 23% CRM and 16% advertising.

For the fourth quarter of 2006, our mix was 57% leads, 23% CRM and 19% advertising.

Revenue from lead fees for the fiscal year ended December 31, 2006 totaled $67.5 million — down $10 million from the fiscal year 2005.

Revenue from lead fees for the fourth quarter were $15.3 million — a decline of $1.2 million or 7% from the third quarter of 2006.

Average revenue per purchase request for the year ended December 31, 2006 was $18.59 compared to $19.02 for the fiscal year 2005.

Average revenue per purchase request increased to $19.92 for the fourth quarter 2006 from $18.76 in the third quarter of 2006.

For the full year ended December 31, 2006, we delivered approximately 3 million purchase requests compared to 3.5 million purchase requests in the previous year and 626,000 purchase requests in the fourth quarter of 2006 compared to 712,000 in the third quarter.

Approximately 437,000 purchase requests were delivered to retail dealers and approximately 189,000 purchase requests were delivered to enterprise dealers in the fourth quarter of 2006.

Additionally, we delivered approximately 179,000 finance requests in the forth quarter of 2006 for a total of 783,000 finance requests in the full year of 2006.

Average revenue per finance lead in the fourth quarter was $15.68 compared to $14.63 in the third quarter 2006.

Average revenue per finance request for the full year was $14.51 as compared to $12.27 for the full year 2005.

During the last reporting period, the company changed how it calculates the number of vehicle lead referral customers. We did this in order to allow investors and analysts to be able to calculate much better metrics such as revenue per customer.

As of the third quarter of 2006, the company began to calculate a vehicle lead referral customer based on the dealership’s physical establishment, not on the dealer franchise, and counts the customer in a single physical establishment that subscribes to one or more of our new car lead referral programs as one customer.

The company’s lead referral dealerships represent domestic and imported makes of vehicles and light trucks sold in the US.

Under the new methodology for calculating dealerships at December 31, 2006 and 2005, the company’s new car lead referral dealerships, excluding lead referral enterprise dealerships attributable to automotive manufacturers or their automotive buying service affiliates, totaled approximately 2,300 and 2,290, respectively.

The company’s used car lead referral dealerships, excluding lead referral enterprise dealerships attributable to automotive manufacturers or their automotive buying service affiliates, totaled approximately 1,390 and 1,300 at December 31, 2006 and 2005, respectively.

Through our enterprise sales initiative, the company has nine direct relationships with automotive manufacturers or their automotive buying service affiliates encompassing 19 brands.

As of December 31, 2006, we had approximately 380 retail finance lead customers — an increase of 12% from one year ago.

Advertising revenue was approximately $17.5 million for the full year 2006 — down approximately $1.7 million from the prior year.

Quarterly advertising grew 19% to $5.1 million in the fourth quarter of 2006 from $4.3 million in the third quarter of 2006.

Advertising page views for the year ended December 31, 2006 were approximately 446 million compared to 410 million for the full year 2005. Ad page views in the fourth quarter 2006 were 105 million compared to 110 million in the fourth quarter of 2005.

Advertising CPMs for the year ended December 31, 2006 were $34.78. This compares to a CPM of $40.17 for 2005.

Quarterly CPM increased by $9.56 to $44.74 in the fourth quarter of 2006 from $35.18 in the third quarter of 2006.

Revenue from CRM services for the year ended December 31, 2006 were approximately $25.3 million — an increase of $1.2 million from fiscal year 2005. Sequentially, CRM revenues decreased approximately $200,000 from the third quarter of 2005.

Now on to expenses. Cost of revenues, which includes traffic acquisition costs or TAC for the fiscal year ended December 31, 2006, totaled $55.3 million. As a percentage of revenues, cost of revenues was 50%. This compares to 43% in fiscal year 2005.

Quarterly, cost of revenue was $12.4 million or 46% in the fourth quarter of 2006 compared to 50% in the third quarter of 2006.

Sales and marketing expense was $26.6 million or 24% of total revenue for the full year of 2006 compared to $26.9 million in 2005.

Quarterly, sales and marketing was $6 million or 22% of revenue in the fourth quarter of 2006 compared to $6 million or 22% of revenue in the third quarter of 2006.

Full year product and technology development expense was $22.6 million or 20% of total revenues. Product and technology expense in the fourth quarter of 2006 was $5.6 million or 21% of revenue compared to $6.1 million or 22% of revenue in the third quarter of 2006.

General and administrative expense was $39.2 million in 2006. This compares to $30 million in 2005.

G&A in the fourth quarter 2006 was $10.5 million or 39% of revenue compared to $9.6 million and 35% of revenue in the third quarter of 2006.

Net loss for the fiscal year ended December 31, 2006 was $31.5 million or 74 cents per fully diluted share.

As of December 31, 2006, the company had $25.7 million in domestic cash, cash equivalents and short term investments.

Days Sales Outstanding or DSO was 60 days during the fourth quarter of 2006 compared to 61 days in the previous quarter.

With regards to cost in 2006, the costs incurred include stock based compensation costs due to the adoption of FAS 123R and legal costs for enforcement of our patent and costs to – and costs related to the implementation of our previously announced strategic initiatives.

During the fourth quarter of 2006 the company incurred $1.5 million of cost associated with stock based compensation.

Full year 2006 costs associated with stock based compensation were $5.4 million. We also spent approximately $3.6 million in the fourth quarter of 2006 for legal costs enforcing our patent.

Full year 2006 expenses related to defending our patent were $10.6 million. We expect that legal costs to defend our patent will be substantially lower on a go forward basis.

Additionally, we incurred approximately $200,000 of costs and $3 million in capital expenditures in the fourth quarter of 2006 related to the implementation of our previously announced strategic initiatives primarily being the development of the new Web site, software and IT infrastructure to support the new site.

Now I’ll turn the call back over to Jim. Jim?

Jim Riesenbach:	Thanks Mike for the comprehensive review.

In summary, 2006 was quite frankly a challenging year financially for Autobytel. However as expected, it was a year of major change, readjustment and reinvestment.

And I feel we’ve made huge progress in areas that should ultimately make us a stronger company and bring us on the path to long term growth and profitability.

I came aboard last spring knowing that the company needed a new, focused strategy, knowing that we had to rebuild much of the company’s infrastructure and processes, knowing that we needed to enhance management with people with outstanding expertise and track records in a number of key areas, knowing that we had to focus on the vital few priorities and discontinue or divest others.

And I came aboard knowing that we had a great base of assets and talent with which to begin that rebuilding process.

We’ve been clear about our going forward strategy. And I’m pleased with the incremental strategic operational and management improvements we’ve made, all which are designed to move us further down the path towards sustainable growth, profitability and increased shareholder value.

As I look towards the remainder of 2007, I expect it to be a year of major transformation as we launch new products, further automateit and improve our infrastructure and transition our business model to one that’s increasingly focused on driving higher margin advertising revenue and organic consumer leads.

At the same time, we continue to carefully monitor our cash position, which has improved recently - improved through the initial settlement payment by Dealix and the sale of our AIC data division to RL Polk.

This current position allows us to make the continued investments necessary to complete the transition and revitalize the business over the coming year.

In addition, if a transaction occurs with RPM over the year, our cash position would be further enhanced.

I’m very excited about the future, and this is the part of the conference call that I’m particularly enthusiastic about sharing with you.

As I’ve already mentioned, we plan to launch our new consumer Web site, MyRide.com, in the coming quarter. The new brand is important because it like the site is designed to represent something entirely new and different to consumers and advertisers.

MyRide.com emerged from our recognition of widespread consumer frustration and dissatisfaction with current auto sites as well as the general search sites.

If you go back to 1995, it was Autobytel who effectively invented the automotive Internet developing the first Internet site that allowed consumers to research automotive information and then be connected directly with dealers to receive price quotes.

In the following years many others entered this space including all the well-known auto sites like Edmund’s, Kelley Blue Book, Cars.com, Auto Trader and the major portals like Yahoo, MSN and AOL.

A lot of innovation and change occurred between 1995 and 2000 as a result of Autobytel and these new entrants.

But around 2000, 2001, we believe much of the innovation stagnated. By that point, everyone had hit on a similar model of what we call the buying funnel model with cumbersome navigation requiring users to click many pages down in the site to get to the information they need and trying to keep them in a so-called “content walled garden” viewing their proprietary content.

And most of the sites have changed little over the past five years. In fact, if you look at all the major auto sites today and removed the branding, they’ve become virtually indistinguishable from one another to consumers.

So this is at one end of the consumer frustration story. And at the other end is search. More and more consumers use search as a starting point. But general search engines can also be frustrating to consumers in high involvement, high engagement categories like automotive.

In fact today, an average search for a specific make and model like a Honda Accord on a general search engine brings back well over 3 million results.

From my experience running a major search business, I know that consumers often feel overwhelmed and frustrated with the challenge of whittling these results down to something manageable and useful.

So as I see it, consumers today are stuck between two less than satisfactory choices — hard to navigate, generic, walled garden auto sites or unwieldy general search sites. Hence, our conclusion that consumers have a higher degree of frustration in the online auto space.

But while automotive consumer experience has stagnated years ago, technology and consumer behavior have continued to evolve dramatically over the past five or six years.

Search technologies have evolved allowing for smarter, more focused and intuitive searches. More and more consumers are accessing the Internet through broadband connections allowing for high impact video and multimedia applications as well as advanced navigation and presentation capabilities.

And social networking has arrived with sites like MySpace and YouTube and others commanding a huge amount of consumer online activity and involvement.

All these developments, along with the pent-up consumer frustration with their current choices, make the automotive Internet space ripe for reinvention in 2007. And that is what we believe we’re doing with the upcoming launch of our new Web site MyRide.com.

So what is MyRide.com and what makes it a truly new and unique offering in the market? Well first off, we believe it is the first automotive vertical search experience, bringing together a series of cutting edge search technologies and content into a plain and easy to use interface.

We believe that many consumers will prefer a search based experience specifically tailored to the auto category. In MyRide, automotive smart search technologies, developed both in-house and through several key partnerships, will be at the core of the offering.

Second, MyRide is a gateway to the entire automotive lifecycle from purchase to ownership encompassing everything in-between such as enhancement with parts and accessories, service and ownership, local services and much more.

We call it a gateway because it has many elements of a portal, bringing together content and data from all across the Web into a comprehensive dynamic Web site.

Third, MyRide brings together next generation multimedia and social networking capabilities designed to engage consumers, encourage them to spend more time and come back more often and in many cases to make personal contributions to the content of the site.

Successful Web sites in today’s world rely not only on traditional marketing, but also on the word-of-mouth that frequently occurs with successful community-based offerings.

And fourth, by creating what we see is a unique high-value experience for consumers, we plan to bring unparalleled value to our dealer, manufacturer and other customers.

While auto shopping behavior will continue to be at its core, we strongly believe that consumers are looking for a one stop environment that encompasses all of their needs and interests related to cars, and an ever broader range of advertisers who are looking for new ways to reach those consumers.

Since this site is built on entirely new state of the art Web platform, we expect to be able to bring continuous improvements and innovations to market rapidly to capture market opportunities as they emerge.

As you can probably tell, we’re very excited about this product and its potential. I can’t wait to unveil the final product in a few short months. I see the launch as a beginning, not an end. And we plan to roll out a series of additional features post-launch as well.

One example of the innovative new offerings on MyRide is our used vehicle area featuring what we believe will be the most comprehensive used car listings available on the Internet.

In the past Autobytel has been less focused on developing its used car inventory and dealer relationships. Today, used represents only about 10% of our lead-based revenue. However, we believe that it represents a major growth opportunity for the company.

Our MyRide used program will provide our dealers with premier listings. But it will also utilize new meta search technologies in partnership with a company called Vast who’ve sourced a huge database of listings from thousands of sites across the Internet.

The program will offer powerful marketing advantages for participating dealers including a new integrated performance-based pay-per-call model, dealer specific inventory display and sophisticated ad display and placement tools.

The goal is to give our dealers the most efficient means possible to reach a huge number of serious shoppers who search through millions of listings to find exactly what they want.

While I’m comfortable with the pace of our progress, the evolution of MyRide.com will continue to take time and patience.

I’ve launched many successful Web sites and products over the years. And every one took time, focus, persistence and excellent execution in order to become successful.

Having said that, it is my goal to show clear, positive indicators over the course of 2007 and to bring the company back to growth and profitability in 2008. As I’ve said, 2007 will be our year of transformation.

As part of implementing changes to our business operations, we’ve also identified several key metrics that we believe will provide early indications of the future success of our model.

The key metrics that we will be carefully watching as we move forward will be first and foremost continued growth in our advertising revenue as a percentage of total revenue. Correspondingly, we’ll be carefully watching traffic and audience reach.

In our lead business we’ll continue to focus on growing the number of dealers in our network and increase average selling price for leads delivered.

In terms of MyRide and the associated costs, I’m now going to provide you with some high level guidance around our current expectation of expenses associated with the development and launch of our new site.

In 2007, we are estimating expenditures around the development of MyRide to be in the $5 million to $7 million range. This includes costs which are primarily for Web site development, software and IT infrastructure to support the new site and other IT expenses. A significant portion of these expenditures will be made in the first quarter of 2007.

We are anticipating that costs for the launch and marketing of MyRide.com will also be in the $5 million to $7 million range.

As I’ve said, we will continue to closely monitor our cash position as well as our spending and will continue with our efforts to tightly manage costs across the business.

With that, I’m pleased to be able to introduce to you the newest member of the senior team who will help guide the company through this exciting time.

Monty Houdeshell has joined Autobytel and he will assume the title of CFO tomorrow, March 16.

Before Monty takes a few minutes to tell you a bit about his background, I’d also like to thank Mike Schmidt for his diligence and many contributions to Autobytel during his tenure.

Mike saw the company through some challenging times and helped us prepare for the coming transformation of the company. Thanks, Mike. And with that I’ll ask Monty to introduce himself. Monty.

Monty Houdeshell:	Thanks Jim. It is a pleasure to be joining the company at this time. And as you have articulated previously, I too believe the company is poised for a transformation.

I joined the company to be a part of this transformation. I believe the company is well positioned to leverage its strength in the automotive vertical.

I’m excited about the growth opportunities that have been identified, and I’m very encouraged by the passion and commitment I see among the management team.

As far as my background goes, I grew up in Ohio. I have an undergraduate degree in finance and a graduate degree in business entrepreneurship.

My career has been in the public company arena. I worked for four companies prior to joining Autobytel. I was the CFO for three of those companies.

The companies represented a wide range of industries including entertainment and leisure time, professional services, medical devices, materials engineering and electronics controls.

A couple of those companies were turnarounds and a couple were more of a strategic value story. All of the companies were characterized by being in a state of transition where my role was that of a catalyst for change and being a part of an effort to forge a new strategic direction for the company that unlocked significant shareholder value.

For my entire career, I’ve been very focused on maximizing shareholder value. I believe we do that by earning a return on our capital greater than our cost of capital.

There are many ingredients that go into that. But my role would certainly include playing a part in developing the scaleable strategies that leverage the company’s core resources, building a stronger finance and accounting group, developing a strong foundation of internal controls and operating procedures, implementing systems that enhance productivity and reduce costs, providing the management team with the tools and metrics to execute successfully and implementing a robust communications strategy with the investment community.

I believe if we do all of these things well we will help the company realize its potential, creating significant value for the shareholders. Thank you. I look forward to meeting all of you. And now I’ll turn the call back over to Jim and Mike. Jim?

Jim Riesenbach:	Thanks Monty, and welcome to the team. We’re as thrilled to have you aboard. And with that, I’d like to open up the call to questions. Operator?

Operator:	Yes, sir. At this time I would like to remind everyone, if you would like to ask a question, please press star then the number 1 on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Christa Quarles from Thomas Weisel Partners.

Christa Quarles:	Hi. I guess the first couple of questions are more top level, and then I’ve got some housekeeping items.

First Jim, I was wondering if you could just discuss your plan and approach for around the phasing and the monetization of MyRide, i.e., have you begun pre-selling inventory on some of the premium portions, and how are you thinking about the trajectory of some of the maybe non-premium sections? I’ll wait for the next question.

Jim Riesenbach:	Oh, okay. Hey Christa, how are you doing?

Christa Quarles:	Hi.

Jim Riesenbach:	Thanks for the question. So the phasing of monetization, one of the things that was advantageous for us by being at the NADA convention in Las Vegas was it gave us an opportunity to meet with many of our major partners, many of the major dealer groups.

And we’ve had a lot of growth in our dealer - dealer group activity over the course of this past year as well as many of the manufacturers.

And what we were able to do was preview the site and talk to many of these partners about coming on board as inaugural partners for the launch of MyRide.com.

While I don’t want to go into detail right now about the specifics, I do think that we have a great opportunity to launch the site with many of our partners participating in some areas including local advertising, some high level strategic partnerships with a couple of the OEMs as well as a number of other areas.

Secondarily, as I mentioned earlier, our used vehicle program is going to be, over time, a cornerstone of MyRide.com.

As I mentioned, only about 10% of our revenues in the past have been — 10% of our lead revenues has been derived through the used category.

And we’ve talked to a lot of the dealers about participating in our used program. And we think that it’s going to be a big opportunity and many dealers are going to want to participate in that by putting their listings in and by participating in our pay-per-call model which is really going to be a new performance-based model for dealers.

Additionally, we are already branching out and looking. Because this site is going be oriented toward a broader range of activities and interests, we are looking for some of the logical types of advertisers to come on board. And we’ve been talking to a number of them already about participating — from insurance companies, to service companies, to local companies, to parts and accessories companies and so on and so forth.

By having this broader range of interest across the site, and in consumer activity, we believe there’s going to be a lot of interest there.

And then finally, we’re looking at building the site around a balanced model between more traditional banner-based advertising, but new areas like I said, pay-per-call. But we’re also bringing in cost per click models. And we already have a bit of that on Autobytel, but we’re expanding our presence because we’re going to have so much activity and so much of the site is going to be search based, we think that the CPC revenues can be quite significant overtime.

Christa Quarles:	And then I guess can you just get very specific on timing? Or also just kind of give us a sense of how to think about where to sort of - is it really going to be more - I mean, do you expect upside I guess in the year related to advertising and more so I guess, in the back end of the year?

I’m just trying to understand where you feel comfortable in the timing.

Jim Riesenbach:	Well, as I said earlier in the call, I believe that these types of launches do take time. So, I’ve never experienced a product where you launch it and the floodgates open up and millions of consumers flock to it. I think it’s going to take time.

We have a very focused plan to introduce people and to initiate trial on the site over the second half of the year. And I think we’re going to have a continuous upward path.

The good news is that a lot of our sales from an advertising perspective have already been made during the upfront for 2006.

So, we talked to many of our clients about MyRide and the launch, and they’re already anticipating and they have budgets allocated.

So, as the traffic and the page views materialize we should be able to monetize those immediately, and I don’t expect a gap there.

But, I do expect it’s going to be a very gradual ramp up over the course of 2006 post launch - 2007 post launch and that 2008 will be the year where we really can expect significant growth.

Christa Quarles:	But no dates?

Jim Riesenbach:	Well we’re expecting—as I said, we’re going to launch the site in the second quarter.

Christa Quarles:	Okay, and then just specifically on the 12 million from Dealix, does that run through the income statement at all?

And the 364 employees at the end of the year, is that sort of - I mean where would you expect the employee headcount to look like in - by the end of Q2 say?

Jim Riesenbach:	I’ll let Mike answer the first question.

Mike Schmidt:	Hey Christa. So with regards to the patent, I mean we’re—that was basically a transaction from a financial point of view we booked in the first quarter.

We’re evaluating that at the moment to determine what portion of that 12 million proceeds is attributable to the historical periods which would flow through the income statement in Q1 and then what portion of that’s attributable along with the 7-1/2 million to future periods around the patent and the license. So we’ll be determining that in Q1.

Christa Quarles:	Okay.

Jim Riesenbach:	As far as the question about headcount, we are—we basically are transitioning there. The company had a—many contractors and consultants when I came on board. And we’ve gradually been transitioning some of those.

And what we’re finding is that in some cases, particularly in finance and accounting organizations, that as we transition some of those consultants to FTEs, full-time employees, that we’re able to actually bring down our costs considerably.

And so, part of our plan is to reduce the external costs, and some of that may have a slightly upward turn on a couple of pieces within G&A on headcount.

I would expect that over the course of 2007 that we’re going to in total have a slight increase in headcount, not dramatic, as we kind of go through that and as we bring in some of the talent in a couple of areas and migrate away from other areas of the business.

Christa Quarles:	Okay, thanks.

Jim Riesenbach:	Thank you.

Operator:	Again, to ask a question, please press star then the number 1 on your telephone keypad.

Your next question comes from Peter Schleider of Peninsula Capital.

Peter Schleider:	Yes, hey. I’m curious up about the revenue per quarter. Is there a restatement Mike of previous quarters? Because, otherwise you’d have a data revenue of like negative 2.1 million in the fourth quarter.

Mike Schmidt:	Right, Peter. So AIC was classified as a discontinued operation because we’ve crossed the threshold at the end of the year around management commitment around that sale.

So, as a result, you need - the revenues are stripped out as well as the expenses directly related to AIC, and they’re shown net within the income or loss or discontinued operations below in-between the income from Ops and net income.

Peter Schleider:	Okay. but you’ll have to go back and restate quarterly revenue to make it all synch up I would think, right?

Mike Schmidt:	Yes. And we

Peter Schleider:	On a historic basis?

Mike Schmidt:	Correct.

We — I mean within the filings we’ll — if you go into the filings, that’s done year over year.

But, yeah, on a quarterly basis, yes. Yes, when you see the Qs, that will happen within each of the Qs as we file those.

Peter Schleider:	I’m also curious in terms of the burn, the continued burn of cash. Kind of where are you going to come out in the first half and second half on cash burn?

Mike Schmidt:	Yes, so Peter we’re — I mean we haven’t given any guidance right now be it balance sheet or income specific.

I think obviously in Q1 the cash proceeds from both AIC and Dealix has come in. But I think you need to remember as well, as Jim pointed out, the — a lot of the CAPEX and the expenditures around the Web site in the first quarter are geared more heavily towards the first quarter.

And there is - not all necessary the legal costs around the patent as well which we incurred in Q4 were paid by the end of Q4. And there are some timing items in Q1 that occur annually such as D&O.

Peter Schleider:	All right. What, Jim, do you think you’re going to be spending on going forward basis on legal? You made kind of an indication that you’re not really done on legal expenditures.

Jim Riesenbach:	Yes. By the way, hi Pete. How are you?

Peter Schleider:	Hey, Jim.

Jim Riesenbach:	So we are as I said — or I guess Mike said on — in his remarks earlier, we expect our legal costs to come down significantly, and to the extent that we have any further costs associated with protecting our patent, we’re looking at a variety of approaches that we might take including looking at a contingency based approaches.

So our model here is now that we’ve had the significant expenditures around the first litigation to protect our patent, many — or I’d say even the majority of our costs are already spent, and we do not expect that we will have significant incremental cost.

Peter Schleider:	All right. And then relative to MyRide, you mentioned that advertisers were starting to sign up ahead of the launch. Can you give us kind of a sense of either magnitude or quality or some kind of insight into that?

Jim Riesenbach:	Well the thing is, I’m not sure how clear it is to some of you that are listening, the way the automotive category works from an advertising perspective is there’s what we call an upfront as there are in many other categories where the advertisers commit well in advance to what they’re going to spend for the subsequent year.

And, so basically a lot of our discussions with the major manufacturers occurred in the second half of 2006 about where we’re headed and what the launch of MyRide would entail. Even though we didn’t have a lot of details about the site at that time, we did have enough information that we were able to talk to them about the potential and the value that we would be bringing.

So, we’ve had commitments from most of our manufacturer partners to participate, and additionally we’re having continuous discussions with a number of top-tier manufactures about doing something even over and above that as strategic launch partners, and I’m pretty confident that either at launch or shortly thereafter we’ll have at least one or more of the major manufacturers participating in a unique and strategic way in the site. So, we’re doing that.

We’ve also talked to the major dealer groups that are part of our network. And, you know, there’s many, many dealer groups. As you may be familiar, there’s been quite a bit of consolidation in dealership ownership over the past few years.

And so, there’s major groups like AutoNation and Sonic and Lithia and Asbury and Potamkin and others that we have had established long term relationships with.

And we’ve talked to all of them about participating at an increased level in the MyRide.com launch.

Beyond that, there’s other potential new advertisers in other categories that I mentioned before. I’m not prepared because we don’t have anything concrete at this point. I’m not prepared to talk about others.

But I would expect that over the remainder of 2007 post launch that we will be bringing in other advertisers that extend well beyond the OEM and dealer bases really all of our advertisers right now.

Peter Schleider:	Well great. We’re looking forward to MyRide.

Jim Riesenbach:	Great. Thank you.

Operator:	One moment while we continue compiling the Q&A roster.

Your next question comes from Steven Becker of Greenway Capital.

Steven Becker:	Hey guys, how are you?

Jim Riesenbach:	Hey, Steve.

Steven Becker:	A couple different questions. Can you quantify what the legal spend was in the fourth quarter?

Mike Schmidt:	Sure. So, the legal spend — this is Mike. The legal spend around patent in the fourth quarter was $3.6 million which took the full year number to about 10.6.

Steven Becker:	Okay, so, and then you mentioned that you might be paying some of that in the first quarter?

Mike Schmidt:	Correct. So I mean the suit was set to go to trial towards the middle part of fourth quarter, so not necessarily all those expenses have been paid yet — were paid by the end of the fourth quarter.

Steven Becker:	But in terms of what ran through the income statement, three six is a reasonable number or lower than that?

Mike Schmidt:	Correct.

Steven Becker:	Jim, can you talk a little bit about the AOL deal and now that that’s launched, how that has gone and also, kind of what sort of possibilities lie out there for other similar deals?

Jim Riesenbach:	Sure. So, for those of you that aren’t familiar, we announced last fall, a relationship with AOL where we would be the exclusive provider of automotive leads for their new car business. And they have a significant amount of automotive leads.

We launched the site in January with AOL. We brought in some interesting new technologies that we’ve developed which allow us to bring and service multiple dealers for any single consumer purchase request and in many cases were able to generate more than one lead per consumer, sometimes as many as two or three per consumer in the same session.

So, what we’ve done is we launched the site. I’m sorry; AOL did a — extensive revision of their automotive channel at the same time that they launched with us in January.

And as sometimes happens with some of these relaunches, their site traffic on the auto channel declined to a degree. We expect it’s starting to ramp back up now. And they basically spent a good part of January and the first part of February kind of cleaning some of the remaining loose ends on the site.

But I think that the traffic’s picking up. We’re seeing a decent amount of lead volume from them. And it’s an important part of our messaging to our dealer base because AOL has always been regarded as having very high quality leads, bringing good consumers to the table who are really ready to purchase.

So I think that we’re kind of coming around the point right now where we’re starting to see the deal kick it up into a higher gear as far as the volume of leads that are coming in.

The economics work very well for us. And as I believe I’ve mentioned before, it’s a pure pay-for-performance deal between us and AOL. We pay on a per lead basis. We have no guarantees and we’ve provided some great technologies helping them to monetize their consumer business better than — than they were prior to the Autobytel deal.

Now as far as future deals, we think that it’s a prototype for the way that we can roll this out to other sites whether they’re portals or individual sites, and we are expecting to do that.

We have a number of discussions underway with a number of people. We don’t have anything today to announce, but I do expect that over time that we’re going to be able to bring this pretty high-end lead technology and the value that’s accompanied with that to other providers out there.

And we want to be selective. We want to make sure that we’re bringing it to sites that are going to bring us quality leads and bring us value when we go and talk to our dealer base.

Steven Becker:	Terrific, appreciate it. Thank you.

Jim Riesenbach:	Sure. Thank you.

Operator:	At this time there are no further questions. Mr. Riesenbach, are there any closing remarks?

Jim Riesenbach:	I just want to thank everybody for your time. And I enjoyed speaking with many of you individually and on this call and look forward to talking with you further and providing many more informative sessions over the course of the coming year and beyond. Thank you.

Operator:	This concludes today’s Autobytel conference call. You may now disconnect.